Exhibit 15.3

Ste.2701, Yuehai Financial Center,

No. 21 Zhujiang West Road, Guangzhou

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of NIP Group Inc. on Form S-8 (FILE NO. 333-284101) of our report dated May 12, 2025, with respect to our audits of the consolidated financial statements of NIP Group Inc. as of December 31, 2023 and 2024 and for each of the three years in the period ended December 31, 2024 appearing in this Annual Report on Form 20-F of NIP Group Inc. for the year ended December 31, 2024.

/s/ Guangdong Prouden CPAs GP

Guangdong Prouden CPAs GP

Guangzhou, China

May 12, 2025